Exhibit 99.2

PURE BIOSCIENCE, INC.

NOTICE OF GRANT OF STOCK OPTION

(NON-PLAN GRANT)

Pure Bioscience, Inc., a Delaware corporation (the “Company”), has granted to the Optionee an option (the “Option”) to purchase certain that number of shares of the Company’s common stock set forth below (the “Option Shares”) on the following terms and conditions. All capitalized terms used herein that are not defined herein shall have the meaning ascribed to such term in the Option Agreement.

Name of Optionee:	Dave Pfanzelter

Date of Grant:	June 22, 2017

Number of Option Shares:	1,000,000, subject to adjustment as provided by the Option Agreement.

Exercise Price per Share:	$1.19

Option Expiration Date:	The tenth anniversary of the Date of Grant

Tax Status of Option:	Nonstatutory Stock Option.

Vested Condition:	Except as otherwise specified below or in the Option Agreement, 25% of the Option Shares shall vest and become exercisable on each of December 31, 2018, December 31, 2019, December 31, 2020 and December 31, 2021, so long Optionee’s Service (as defined in the Option Agreement) is continuous from the Date of Grant through the applicable vesting date.

Accelerated Vesting:	The Option Shares may become vested and exercisable on the terms and conditions set forth in Sections 1.1, 4 and 5 of the Chairman Agreement.

Chairman Agreement:	The Company and Optionee are parties to that certain Chairman Agreement, by and between the parties hereto, dated as of October 23, 2013, as amended on January 19, 2017 (the “Chairman Agreement”).

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Optionee agree that the Option is governed by this Notice of Grant and by the provisions of the Option Agreement and by the Chairman Agreement. Optionee represents that the Optionee has read and is familiar with the provisions of the Option Agreement and the Chairman Agreement, and hereby accepts the Option subject to all of their terms and conditions.

PURE BIOSCIENCE, INC.		OPTIONEE

By:	/s/ Henry Lambert	/s/ Dave Pfanzelter
Name:	Henry Lambert	Signature
Title:	Chief Executive Officer	June 22, 2017
Date

Address:	1725 Gillespie Way
	El Cajon, California 92020	Address

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PURE BIOSCIENCE, INC.

STOCK OPTION AGREEMENT

Pure Bioscience, Inc. (the “Company”) has granted to the Optionee named in the Notice of Grant of Stock Option (the “Notice of Grant”) to which this Stock Option Agreement (the “Option Agreement”) is attached an option (the “Option”) to purchase certain shares of the Company’s common stock (the “Stock”) upon the terms and conditions set forth in the Notice of Grant and this Option Agreement. By signing the Notice of Grant, the Optionee: (a) accepts the Option is subject to all of the terms and conditions of the Notice of Grant this Option Agreement and the Chairman Agreement and (b) agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of the Board of Directors (the “Committee”) upon any questions arising under the Notice of Grant, this Option Agreement or the Chairman Agreement. To the extent of any actual inconsistency between the Chairman Agreement and this Option Agreement and Notice of Grant, the Chairman Agreement shall govern.

1. Definitions and Construction.

1.1 Definitions. Capitalized terms not otherwise defined in the Notice of Grant or Sections 1-12 of the Option Agreement are defined in Section 13 of the Option Agreement.

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Option Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2. Tax Consequences.

2.1 Nonstatutory Option. This Option is intended to be a Nonstatutory Stock Option and shall not be treated as an Incentive Stock Option within the meaning of Section 422(b) of the Code.

2.2 Federal Excise Tax Under Section 4999 of the Code. For avoidance of doubt, Section 6 of the Chairman Agreement is incorporated herein.

3. Administration.

All questions of interpretation concerning the Notice of Grant, this Option Agreement, or any other form of agreement or other document employed by the Company in the administration of the Option shall be determined by the Committee. All such determinations by the Committee shall be final, binding and conclusive upon all persons having an interest in the Option, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Option or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest in the Option. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, or election.

4. Exercise of the Option.

4.1 Right to Exercise. Except as otherwise provided herein, the Option shall be exercisable on and after the Date of Grant and prior to the termination of the Option (as provided in Section 6) in an amount not to exceed the number of Vested Shares less the number of shares previously acquired upon exercise of the Option. In no event shall the Option be exercisable for more shares than the Number of Option Shares, as adjusted pursuant to Section 9.

4.2 Method of Exercise. Exercise of the Option shall be by means of electronic or written notice (the “Exercise Notice”) in a form authorized by the Company. An electronic Exercise Notice must be digitally signed or authenticated by the Optionee in such manner as required by the notice and transmitted to the Company or an authorized representative of the Company (including a third-party administrator designated by the Company). In the event that the Optionee is not authorized or is unable to provide an electronic Exercise Notice, the Option shall be exercised by a written Exercise Notice addressed to the Company, which shall be signed by the Optionee and delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Company, or an authorized representative of the Company (including a third-party administrator designated by the Company). Each Exercise Notice, whether electronic or written, must state the Optionee’s election to exercise the Option, the number of whole shares of Stock for which the Option is being exercised and such other representations and agreements as to the Optionee’s investment intent with respect to such shares as may be required pursuant to the provisions of this Option Agreement. Further, each Exercise Notice must be received by the Company prior to the termination of the Option as set forth in Section 6 and must be accompanied by full payment of the aggregate Exercise Price for the number of shares of Stock being purchased. The Option shall be deemed to be exercised upon receipt by the Company of such electronic or written Exercise Notice and the aggregate Exercise Price.

4.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the aggregate Exercise Price for the number of shares of Stock for which the Option is being exercised shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Company and subject to the limitations contained in Section 4.3(b), by means of (1) a Cashless Exercise, (2) a Net-Exercise, or (3) a Stock Tender Exercise; or (iii) by any combination of the foregoing as approved by the Administrator.

(b) Limitations on Forms of Consideration. The Company reserves, at any and all times, the right, in its sole and absolute discretion, to establish, decline to approve or terminate any program or procedure providing for payment of the Exercise Price through any of the means described below, including with respect to the Optionee notwithstanding that such program or procedures may be available to others.

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(i) Cashless Exercise. A “Cashless Exercise” means the delivery of a properly executed Exercise Notice together with irrevocable instructions to a broker in a form acceptable to the Company providing for the assignment to the Company of the proceeds of a sale or loan with respect to shares of Stock acquired upon the exercise of the Option in an amount not less than the aggregate Exercise Price for such shares (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System).

(ii) Net-Exercise. A “Net-Exercise” means the delivery of a properly executed Exercise Notice electing a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to the Optionee upon the exercise of the Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate Exercise Price for the shares with respect to which the Option is exercised, and (2) the Optionee shall pay to the Company in cash the remaining balance of such aggregate Exercise Price not satisfied by such reduction in the number of whole shares to be issued. Following a Net-Exercise, the number of shares remaining subject to the Option, if any, shall be reduced by the sum of (1) the net number of shares issued to the Optionee upon such exercise, and (2) the number of shares deducted by the Company for payment of the aggregate Exercise Price.

(iii) Stock Tender Exercise. A “Stock Tender Exercise” means the delivery of a properly executed Exercise Notice accompanied by (1) the Optionee’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock having a Fair Market Value that does not exceed the aggregate Exercise Price for the shares with respect to which the Option is exercised, and (2) the Optionee’s payment to the Company in cash of the remaining balance of such aggregate Exercise Price not satisfied by such shares’ Fair Market Value. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s Stock. If required by the Company, the Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Optionee for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

4.4 Tax Withholding.

(a) In General. At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by a Participating Company, and to the extent that Optionee is an Employee, the Optionee hereby authorizes withholding from payroll and any other amounts payable to the Optionee and otherwise agrees to make adequate provision for (including by means of a Cashless Exercise to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Participating Company Group, if any, which arise in connection with the Option. The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Participating Company Group have been satisfied by the Optionee. Additionally, any taxes imposed on the Optionee due to Services to the Company (including upon the exercise of the Option) will be the sole responsibility of the Optionee (except as otherwise specified in Section 2.2).

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(b) Withholding in Shares. The Company shall have the right, but not the obligation, to require the Optionee to satisfy all or any portion of a Participating Company’s tax withholding obligations upon exercise of the Option by deducting from the shares of Stock otherwise issuable to the Optionee upon such exercise a number of whole shares having a fair market value, as determined by the Company as of the date of exercise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates.

4.5 Beneficial Ownership of Shares; Certificate Registration. The Optionee hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Optionee with any broker with which the Optionee has an account relationship of which the Company has notice any or all shares acquired by the Optionee pursuant to the exercise of the Option. Except as provided by the preceding sentence, a certificate for the shares as to which the Option is exercised shall be registered in the name of the Optionee, or, if applicable, in the names of the heirs of the Optionee.

4.6 Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of shares of Stock upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Option may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, the Option may not be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE OPTIONEE IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE OPTIONEE MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

4.7 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of the Option.

5. Nontransferability of the Option.

During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee or the Optionee’s guardian or legal representative. The Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Optionee or the Optionee’s beneficiary, except transfer by will or by the laws of descent and distribution. Following the death of the Optionee, the Option, to the extent provided in Section 7, may be exercised by the Optionee’s legal representative or by any person empowered to do so under the deceased Optionee’s will or under the then applicable laws of descent and distribution.

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6. Termination of the Option.

The Option shall terminate and may no longer be exercised after the first to occur of (a) the close of business on the Option Expiration Date, (b) the close of business on the last date for exercising the Option following termination of the Optionee’s Service as described in Section 7, or (c) a Change in Control to the extent provided in Section 8.

7. Effect of Termination of Service.

7.1 Option Exercisability. Except as provided in the Notice of Grant or the Chairman Agreement, the Option shall terminate immediately upon the Optionee’s termination of Service to the extent that it is then unvested and shall be exercisable after the Optionee’s termination of Service to the extent it is then vested only during the applicable time period as determined below and thereafter shall terminate.

(a) Disability. Except as provided in the Notice of Grant or the Chairman Agreement, if the Optionee’s Service terminates because of the Complete Disability of the Optionee, the Option, to the extent unexercised and exercisable for Vested Shares on the date on which the Optionee’s Service terminated, may be exercised by the Optionee (or the Optionee’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Optionee’s Service terminated, but in any event no later than the Option Expiration Date.

(b) Death. Except as provided in the Notice of Grant or the Chairman Agreement, if the Optionee’s Service terminates because of the death of the Optionee, the Option, to the extent unexercised and exercisable for Vested Shares on the date on which the Optionee’s Service terminated, may be exercised by the Optionee’s legal representative or other person who acquired the right to exercise the Option by reason of the Optionee’s death at any time prior to the expiration of twelve (12) months after the date on which the Optionee’s Service terminated, but in any event no later than the Option Expiration Date.

(c) Termination for Cause. Except as provided in the Notice of Grant or the Chairman Agreement, notwithstanding any other provision of this Option Agreement to the contrary, if the Optionee’s Service is terminated for Cause, the Optionee may exercise those Vested Shares as of the date Optionee’s Service is terminated for Cause at any time prior to the expiration of three (3) months after the date on which the Optionee’s Service terminated for Cause, but in any event no later than the Option Expiration Date.

(d) Other Termination of Service. If the Optionee’s Service terminates for any reason not covered by Sections 3(a), 3(b) or 3(c), the Option, to the extent unexercised and exercisable for Vested Shares by the Optionee on the date on which the Optionee’s Service terminated, may be exercised by the Optionee at any time prior to the expiration of three (3) months after the date on which the Optionee’s Service terminated or such later date as determined in accordance with Section 4.2 of the Chairman Agreement, but in any event no later than the Option Expiration Date.

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7.2 Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of the Optionee’s Service for Cause, if the exercise of the Option within the applicable time periods set forth in Section 7.1 is prevented by the provisions of Section 4.6, the Option shall remain exercisable until the later of (a) thirty (30) days after the date such exercise first would no longer be prevented by such provisions, or (b) the end of the applicable time period under Section 7.1, but in any event no later than the Option Expiration Date.

8. Effect of Change in Control.

Subject in all cases to any accelerated vesting provisions provided in the Notice of Grant or the Chairman Agreement, in the event of a merger or other Change in Control the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Optionee, assume or continue in full force and effect the Company’s rights and obligations under all or any portion of the Option or substitute for all or any portion of the Option a substantially equivalent option for the Acquiror’s stock. For purposes of this Section, the Option or any portion thereof shall be deemed assumed if, following the merger or Change in Control, the Option confers the right to receive, subject to the terms and conditions of the Chairman Agreement and this Option Agreement, for each share of Stock subject to such portion of the Option immediately prior to the merger or Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the merger or Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise of the Option, for each share of Stock subject to the Option, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the merger or Change in Control. The Option shall terminate and cease to be outstanding effective as of the time of consummation of the merger or Change in Control to the extent that the Option is neither assumed or continued by the Acquiror in connection with the merger or Change in Control nor exercised as of the time of the merger or Change in Control.

9. Adjustments for Changes in Capital Structure.

Subject to any required action by the stockholders of the Company and the requirements of Sections 409A of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number, Exercise Price and/or kind of shares subject to the Option, in order to prevent dilution or enlargement of the Optionee’s rights under the Option. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the Exercise Price shall be rounded up to the nearest whole cent. In no event may the Exercise Price be decreased to an amount less than the par value, if any, of the Stock subject to the Option. The Committee in its sole discretion, may also make such adjustments in the terms of the Option to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate. All adjustments pursuant to this Section shall be determined by the Committee, and its determination shall be final, binding and conclusive.

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10. Rights as a Stockholder, Director, Employee or Consultant.

The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of the shares for which the Option has been exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the shares are issued, except as provided in Section 9. If the Optionee is an Employee, the Optionee understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Optionee, the Optionee’s employment is “at will” and is for no specified term. Nothing in this Option Agreement shall confer upon the Optionee any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Optionee’s Service as a Director, an Employee or Consultant, as the case may be, at any time.

11. Legends.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Stock subject to the provisions of this Option Agreement. The Optionee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of the Optionee in order to carry out the provisions of this Section.

12. Miscellaneous Provisions.

12.1 Termination or Amendment. The Committee may terminate or amend the Option at any time; provided, however, that except as provided in Section 8 in connection with a Change in Control, no such termination or amendment may have a materially adverse effect on the Option or any unexercised portion hereof without the consent of the Optionee unless such termination or amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Option Agreement shall be effective unless in writing.

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12.2 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Option Agreement.

12.3 Binding Effect. This Option Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Optionee and the Optionee’s heirs, executors, administrators, successors and assigns.

12.4 Delivery of Documents and Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Option Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Optionee by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in the Notice of Grant or at such other address as such party may designate in writing from time to time to the other party.

(a) Description of Electronic Delivery. If permitted by the Company, the Optionee may deliver electronically the Notice of Grant and Exercise Notice called for by Section 4.2 to the Company.

(b) Consent to Electronic Delivery. The Optionee acknowledges that the Optionee has read Section 12.4(a) of this Option Agreement and consents to the electronic delivery of the delivery of the Notice of Grant and Exercise Notice, as described in Section 12.4(a). The Optionee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Optionee by contacting the Company by telephone or in writing. The Optionee further acknowledges that the Optionee will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Optionee understands that the Optionee must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Optionee may revoke his or her consent to the electronic delivery of documents described in Section 12.4(a) or may change the electronic mail address to which such documents are to be delivered (if the Optionee has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Optionee understands that he or she is not required to consent to electronic delivery of documents described in Section 12.4(a).

12.5 Integrated Agreement. The Notice of Grant, this Option Agreement and the Chairman Agreement shall constitute the entire understanding and agreement of the Optionee and the Participating Company Group with respect to the subject matter contained herein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Optionee and the Participating Company Group with respect to such subject matter. To the extent contemplated herein, the provisions of the Notice of Grant and the Option Agreement shall survive any exercise of the Option and shall remain in full force and effect.

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12.6 Applicable Law. This Option Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

12.7 Counterparts. The Notice of Grant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Definitions.

13.1 “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

13.2 “Board of Directors” shall mean the board of directors of the Company, as constituted from time to time.

13.3 Cause” shall have the same meaning as under Section 4.3(b) of the Chairman Agreement.

13.4 “Change in Control” shall have the same meaning as under Section 5.2 of the Chairman Agreement.

13.5 “Code” shall mean the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.

13.6 “Complete Disability” shall have the same meaning as under Section 4.3(c) of the Chairman Agreement.

13.7 “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company.

13.8 “Director” shall mean a member of the Board or of the board of directors of any Participating Company.

13.9 “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Option Agreement. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be.

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(a) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on such national or regional securities exchange or market system constituting the primary market for the Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Company deems reliable.

(ii) Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the closing, high, low or average sale price of a share of Stock or the actual sale price of a share of Stock received by the Optionee, on such date, the preceding trading day, the next succeeding trading day or an average determined over a period of trading days. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under this Agreement.

(iii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

13.10 “Good Reason” shall have the same meaning as under Section 4.3(a) of the Chairman Agreement.

13.11 “Nonstatutory Stock Option” means an Option not intended to be (an incentive stock option within the meaning of Section 422(b) of the Code.

13.12 “Officer” means any person designated by the Board as an officer of the Company.

13.13 “Option Expiration Date” means the tenth anniversary of the Date of Grant as set forth in the Notice of Grant.

13.14 “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

13.15 “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

13.16 Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

13.17 “Securities Act” means the Securities Act of 1933, as amended.

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13.18 “Service” means the Optionee’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, Optionee’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee renders such Service or a change in the Participating Company for which the Optionee renders such Service, provided that there is no interruption or termination of the Optionee’s Service. Furthermore, the Optionee’s Service shall not be deemed to have terminated if the Optionee takes any military leave, sick leave, or other bona fide leave of absence approved by the Board. The Optionee’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Optionee performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Optionee’s Service has terminated and the effective date of such termination.

13.19 “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

13.20 “Vested Shares” means Option Shares that have vested in accordance with the Notice of Grant and this Option Agreement.

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